Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2020 RESULTS

Fourth Quarter 2020 Highlights

•Fourth quarter 2020 net loss of $33.0 million and adjusted EBITDA of $246.2 million
•ECU Profit Contribution Index improved by 6% in fourth quarter compared to third quarter
•Winchester achieved record quarterly segment earnings

Clayton, MO, January 28, 2021 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2020.

Fourth quarter 2020 reported net loss was $33.0 million, or $0.21 per diluted share, which compares to fourth quarter 2019 reported net loss of $77.2 million, or $0.49 per diluted share. Fourth quarter 2020 adjusted EBITDA of $246.2 million excludes depreciation and amortization expense of $143.3 million, information technology integration costs of $13.3 million, and restructuring charges and other non-recurring costs of $4.7 million. Fourth quarter 2019 adjusted EBITDA was $173.2 million. Sales in the fourth quarter 2020 were $1,654.1 million compared to $1,387.1 million in the fourth quarter 2019.

Scott Sutton, President and Chief Executive Officer, said, “I am proud of the Olin team for their success in implementing our unique winning model and leading by prioritizing ‘value first’ across the ECU (Electrochemical Unit), even in a sub-optimal market configuration for Olin. As predicted, we increased the ECU Profit Contribution Index (ECU PCI) in the face of softening caustic values. Olin drove sequential pricing improvement in the fourth quarter 2020 for chlorine and almost all chlorine derivatives, including epoxy resins. Our Winchester business delivered the strongest quarterly earnings in its history due to outstanding execution by the team, with even higher performance expected in 2021.

“Looking ahead to first quarter 2021 in our Chemicals businesses, and particularly in Epoxy, we expect our winning model to push the ECU PCI higher, with Olin’s recent price increase announcements for chlorine, epichlorohydrin, epoxy resins, bleach, ethylene dichloride and chlorinated organics forecast to positively contribute. We expect some volume offsets as Olin continues to selectively sell less into poor quality markets, as we remain disciplined in our approach to caustic soda. Additionally, productivity actions are expected to favorably contribute to first quarter 2021 results. Overall, we expect first quarter 2021 adjusted EBITDA to improve sequentially from fourth quarter 2020.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, goodwill impairment charges, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2020 were $793.7 million compared to $762.4 million in the fourth quarter 2019. Fourth quarter 2020 segment earnings were $57.0 million compared to $32.9 million in the fourth quarter 2019. The increases in the fourth quarter sales and segment earnings compared to the fourth quarter of 2019 were primarily due to higher ECU pricing, mainly ethylene dichloride and chlorine, partially offset by lower volumes. The segment earnings also improved due to lower raw material and operating costs. Chlor Alkali Products and Vinyls fourth quarter 2020 results included depreciation and amortization expense of $112.3 million compared to $109.6 million in the fourth quarter 2019.

EPOXY

Epoxy sales for the fourth quarter 2020 were $519.8 million compared to $470.0 million in the fourth quarter 2019. The increase in Epoxy sales was primarily due to higher wind energy volumes and higher aromatics volumes. The fourth quarter 2020 segment earnings were $27.2 million compared to $15.3 million in the fourth quarter 2019. The increase in Epoxy segment earnings was due to higher product margins, primarily due to lower benzene and propylene raw material costs, and lower operating costs. Epoxy fourth quarter 2020 results included depreciation and amortization expense of $23.7 million compared to $20.9 million in the fourth quarter 2019.

WINCHESTER

On October 1st, Winchester began operating the Lake City U.S. Army Ammunition Plant (Lake City). Winchester sales for the fourth quarter 2020 were $340.6 million compared to $154.7 million in the fourth quarter 2019. Fourth quarter 2020 segment earnings were $44.8 million compared to $7.0 million in the fourth quarter 2019. The increase in fourth quarter sales and segment earnings was primarily due to higher commercial and military sales, which included ammunition produced at Lake City, and higher commercial ammunition pricing. Winchester fourth quarter 2020 results included depreciation and amortization expense of $5.4 million compared to $4.9 million in the fourth quarter 2019.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the fourth quarter of 2020 increased $3.6 million compared to the fourth quarter 2019, as higher stock-based compensation costs, which includes mark-to-market adjustments, were partially offset by lower salary and benefit costs and lower costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs, which was completed in late-2020.

CASH AND LIQUIDITY

The cash balance on December 31, 2020 was $189.7 million. Working capital decreased by $141.6 million in 2020, which included an approximately $67 million investment in working capital to support the Lake City operations. Olin ended 2020 with net debt of $3,674.1 million and a net debt to adjusted EBITDA ratio of 5.8 times. Through a combination of improved adjusted EBITDA, disciplined capital spending and debt reduction, Olin expects its net debt to adjusted EBITDA ratio to improve to the 3 times range within the next 12 months.

On January 15, 2021, Olin redeemed the remaining $120 million of outstanding 9.75% senior notes due October 15, 2023 for a redemption price in cash of 102.438% of the principal amount (representing an aggregate redemption premium of approximately $3.0 million). Olin funded the redemption using cash generated from operations.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss fourth quarter 2020 financial results at 9:00 a.m. Eastern time on Friday, January 29, 2021. Remarks will be followed by a question and answer session. Associated slides, which will be available the evening before the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, include, but are not limited to, the following:
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as vinyls, urethanes, and pulp and paper;
•the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•higher-than-expected raw material, energy, transportation, and/or logistics costs;
•failure to control costs or to achieve targeted cost reductions;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior secured credit facility;
•the negative impact from the COVID-19 pandemic and the global response to the pandemic;
•the failure or an interruption of our information technology systems;
•complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;
•the loss of a substantial customer for either chlorine or caustic soda could cause an imbalance in customer demand for these products;
•our substantial amount of indebtedness and significant debt service obligations;
•unexpected litigation outcomes;
•changes in, or failure to comply with, legislation or government regulations or policies;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•failure to attract, retain and motivate key employees;
•the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;
•adverse changes in international markets, including economic, political or regulatory changes;
•our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital; and
•various risks associated with our transition and subsequent operation of the Lake City U.S. Army Ammunition Plant.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2021-04

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2020	2019	2020	2019
Sales	$1,654.1	$1,387.1	$5,758.0	$6,110.0
Operating Expenses:
Cost of Goods Sold	1,457.3	1,270.6	5,374.6	5,439.2
Selling and Administration	112.9	102.1	422.0	416.9
Restructuring Charges(b)	4.3	63.8	9.0	76.5
Goodwill Impairment	—	—	699.8	—
Other Operating Income(c)	0.8	0.1	0.7	0.4
Operating Income (Loss)	80.4	(49.3)	(746.7)	177.8
Interest Expense(d)	85.6	64.0	292.7	243.2
Interest Income	0.1	0.3	0.5	1.0
Non-operating Pension Income	4.5	4.1	18.9	16.3
Other Income(e)	—	—	—	11.2
Loss before Taxes	(0.6)	(108.9)	(1,020.0)	(36.9)
Income Tax Provision (Benefit)	32.4	(31.7)	(50.1)	(25.6)
Net Loss	$(33.0)	$(77.2)	$(969.9)	$(11.3)
Net Loss Per Common Share:
Basic	$(0.21)	$(0.49)	$(6.14)	$(0.07)
Diluted	$(0.21)	$(0.49)	$(6.14)	$(0.07)
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	157.9	158.2	157.9	162.3
Average Common Shares Outstanding - Diluted	157.9	158.2	157.9	162.3

(a)Unaudited.
(b)Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas, of which $58.9 million of these charges were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three months and year ended December 31, 2020 included an $0.8 million gain on the sale of land.
(d)Interest expense for both the three months and year ended December 31, 2020 included a $14.6 million bond redemption premium associated with the optional prepayment of existing debt. Interest expense also included $4.4 million for the three months ended December 31, 2019 and $4.0 million and $17.0 million for the years ended December 31, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.
(e)Other income for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2020	2019	2020	2019
Sales:
Chlor Alkali Products and Vinyls	$793.7	$762.4	$2,959.9	$3,420.1
Epoxy	519.8	470.0	1,870.5	2,024.4
Winchester	340.6	154.7	927.6	665.5
Total Sales	$1,654.1	$1,387.1	$5,758.0	$6,110.0
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls	$57.0	$32.9	$3.5	$336.7
Epoxy	27.2	15.3	40.8	53.9
Winchester	44.8	7.0	92.3	40.1
Corporate/Other:
Environmental Expense(b)	(3.0)	(2.3)	(20.9)	(20.5)
Other Corporate and Unallocated Costs(c)	(42.1)	(38.5)	(154.3)	(156.3)
Restructuring Charges(d)	(4.3)	(63.8)	(9.0)	(76.5)
Goodwill Impairment	—	—	(699.8)	—
Other Operating Income(e)	0.8	0.1	0.7	0.4
Interest Expense(f)	(85.6)	(64.0)	(292.7)	(243.2)
Interest Income	0.1	0.3	0.5	1.0
Non-operating Pension Income	4.5	4.1	18.9	16.3
Other Income(g)	—	—	—	11.2
Loss before Taxes	$(0.6)	$(108.9)	$(1,020.0)	$(36.9)

(a)Unaudited.
(b)Environmental expense for the year ended December 31, 2019 included $4.8 million of an environmental insurance-related settlement gain.
(c)Other corporate and unallocated costs included charges of $13.3 million and $16.9 million for the three months ended December 31, 2020 and 2019, respectively, and $73.9 million and $77.0 million for the years ended December 31, 2020 and 2019, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.
(d)Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas, of which $58.9 million of these charges were non-cash impairment charges for equipment and facilities.
(e)Other operating income for both the three months and year ended December 31, 2020 included an $0.8 million gain on the sale of land.
(f)Interest expense for both the three months and year ended December 31, 2020 included a $14.6 million bond redemption premium associated with the optional prepayment of existing debt. Interest expense also included $4.4 million for the three months ended December 31, 2019 and $4.0 million and $17.0 million for the years ended December 31, 2020 and 2019, respectively, related to the 2020 ethylene payment discount.
(g)Other income for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2020	2019
Assets:
Cash & Cash Equivalents	$189.7	$220.9
Accounts Receivable, Net	770.9	760.4
Income Taxes Receivable	15.1	13.9
Inventories, Net	674.7	695.7
Other Current Assets	66.7	23.1
Total Current Assets	1,717.1	1,714.0
Property, Plant and Equipment (Less Accumulated Depreciation of $3,719.8 and $3,268.1)	3,171.0	3,323.8
Operating Lease Assets, Net	360.7	377.8
Deferred Income Taxes	11.2	35.3
Other Assets	1,191.3	1,169.1
Intangibles, Net	399.4	448.1
Goodwill	1,420.2	2,119.7
Total Assets	$8,270.9	$9,187.8
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$26.3	$2.1
Accounts Payable	729.2	651.9
Income Taxes Payable	10.7	19.8
Current Operating Lease Liabilities	74.7	79.3
Accrued Liabilities	356.0	329.1
Total Current Liabilities	1,196.9	1,082.2
Long-term Debt	3,837.5	3,338.7
Operating Lease Liabilities	291.6	303.4
Accrued Pension Liability	733.8	797.7
Deferred Income Taxes	443.7	454.5
Other Liabilities	315.1	793.8
Total Liabilities	6,818.6	6,770.3
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 158.0 Shares (157.7 in 2019)	158.0	157.7
Additional Paid-in Capital	2,137.8	2,122.1
Accumulated Other Comprehensive Loss	(688.4)	(803.4)
Retained Earnings (Accumulated Deficit)	(155.1)	941.1
Total Shareholders’ Equity	1,452.3	2,417.5
Total Liabilities and Shareholders’ Equity	$8,270.9	$9,187.8

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2020	2019
Operating Activities:
Net Loss	$(969.9)	$(11.3)
Goodwill Impairment	699.8	—
Gain on Disposition of Non-consolidated Affiliate	—	(11.2)
Stock-based Compensation	13.6	10.7
Depreciation and Amortization	568.4	597.4
Deferred Income Taxes	(18.4)	(45.5)
Write-off of Equipment and Facility Included in Restructuring Charges	—	58.9
Qualified Pension Plan Contributions	(2.1)	(14.9)
Qualified Pension Plan Income	(11.4)	(9.3)
Changes in:
Receivables	(0.3)	12.3
Income Taxes Receivable/Payable	(11.2)	(10.7)
Inventories	28.6	13.0
Other Current Assets	(24.8)	7.4
Accounts Payable and Accrued Liabilities	149.3	(11.0)
Other Assets	(18.6)	(1.3)
Other Noncurrent Liabilities	12.8	30.5
Other Operating Activities	2.6	2.3
Net Operating Activities	418.4	617.3
Investing Activities:
Capital Expenditures	(298.9)	(385.6)
Payments under Ethylene Long-Term Supply Contracts	(461.0)	—
Payments under Other Long-Term Supply Contracts	(75.8)	—
Proceeds from Disposition of Non-consolidated Affiliate	—	20.0
Net Investing Activities	(835.7)	(365.6)
Financing Activities:
Long-term Debt Borrowings, Net	520.3	80.8
Common Stock Repurchased and Retired	—	(145.9)
Stock Options Exercised	1.9	1.7
Dividends Paid	(126.3)	(129.3)
Debt Issuance Costs	(10.3)	(16.6)
Net Financing Activities	385.6	(209.3)
Net (Decrease) Increase in Cash and Cash Equivalents	(31.7)	42.4
Effect of Exchange Rate Changes on Cash and Cash Equivalents	0.5	(0.3)
Cash and Cash Equivalents, Beginning of Year	220.9	178.8
Cash and Cash Equivalents, End of Year	$189.7	$220.9

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2020	2019	2020	2019
Reconciliation of Net Loss to Adjusted EBITDA:
Net Loss	$(33.0)	$(77.2)	$(969.9)	$(11.3)
Add Back:
Interest Expense	85.6	64.0	292.7	243.2
Interest Income	(0.1)	(0.3)	(0.5)	(1.0)
Income Tax Provision (Benefit)	32.4	(31.7)	(50.1)	(25.6)
Depreciation and Amortization	143.3	137.1	568.4	597.4
EBITDA	228.2	91.9	(159.4)	802.7
Add Back:
Restructuring Charges(b)	4.3	63.8	9.0	76.5
Environmental Recoveries, Net(c)	—	—	—	(4.8)
Information Technology Integration Project(d)	13.3	16.9	73.9	77.0
Goodwill Impairment	—	—	699.8	—
Certain Non-recurring Items(e)	0.4	0.6	12.7	(10.6)
Adjusted EBITDA	$246.2	$173.2	$636.0	$940.8

(a)Unaudited.
(b)Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas, of which $58.9 million of these charges were non-cash impairment charges for equipment and facilities.
(c)Environmental recoveries, net for the year ended December 31, 2019 included $4.8 million of an environmental insurance-related settlement gain.
(d)Information technology integration project charges for the three months and years ended December 31, 2020 and 2019 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.
(e)Certain non-recurring items for the three months ended December 31, 2020 and 2019 included $1.2 million and $0.6 million, respectively, and for the years ended December 31, 2020 and 2019 included $13.5 million and $0.6 million, respectively, of charges related to the Lake City facility transition. Certain non-recurring items for both the three months and year ended December 31, 2020 included an $0.8 million gain on the sale of land. Certain non-recurring items for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt less cash and cash equivalents. Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, goodwill impairment charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	December 31,
(In millions)	2020	2019
Current Installments of Long-term Debt	$26.3	$2.1
Long-term Debt	3,837.5	3,338.7
Total Debt	3,863.8	3,340.8
Less: Cash and Cash Equivalents	(189.7)	(220.9)
Net Debt	$3,674.1	$3,119.9

Adjusted EBITDA	$636.0	$940.8

Net Debt to Adjusted EBITDA	5.8	3.3

(a)Unaudited.